Exhibit 4.45

Supplementary Agreement to Proprietary Technology License Agreement

This Supplementary Agreement to the Licensing Proprietary Technology Agreement (hereinafter "Supplementary Agreement") is made on March 1, 2022 by and between the following parties:

(1)

Giganology (Shenzhen) Ltd., a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with the registered address located at Room 8, 1AA10 Building T3, No. 011 Gaoxin South Seventh Road, Gaoxin Community, Yuehai Street, Nanshan District, Shenzhen;

(2)

Shenzhen Xunlei Networking Technologies Co., Ltd., a limited liability company established   and existing under laws of the PRC, with registered address located at 21F, Block B, Building 12, Shenzhen Bay Science and Technology Ecological Park, Nanshan District, Shenzhen, Guangdong, PRC. (“Licensee”).

WHEREAS:

The Licensing Proprietary Technology Agreement (hereinafter "Original License Agreement") signed on March 1, 2012 will expire on February 28, 2022, the parties hereby conclude the Supplementary Agreement as follows:

1.

Both parties agree to extend the term of validity of the Original License Agreement for another ten (10) years that will expire on February 29, 2032. Both parties also agree that, upon expiry of the term of validity mentioned above, this Supplemental Agreement will be renewed automatically for ten (10) years consecutively if Party A does not raise any written objection, until it is finally terminated in writing by Party A.

2.

This Supplementary Agreement shall become effective as of the date of signature first written above. It shall be supplemental to and have the equal legal effect with the Original License Agreement. This Supplementary Agreement shall be made in quadruplicates, two of which shall be held by each party.

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This page is the signing page of the Supplement Agreement to the Proprietary Technology License Agreement.

Licensor: Giganology (Shenzhen) Ltd.

By:	/s/ Wu Kening
Legal representative (Signature and Seal)
/s/Seal of Giganology (Shenzhen) Ltd.

Licensee：Shenzhen Xunlei Networking Technologies Co., Ltd.

By:	/s/ Wu Kening
Legal representative (Signature and Seal)
/s/Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.